Exhibit 99.1

CU BANCORP REPORTS RECORD QUARTERLY EARNINGS

OF $0.23 PER SHARE FOR THIRD QUARTER OF 2013

Encino, CA, October 25, 2013 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported net income of $2.5 million, or $0.23 per fully diluted share, for the third quarter of 2013, compared with net income of $2.3 million or $0.22 per fully diluted share for the second quarter of 2013 and a net loss of $932,000 or $0.10 per fully diluted share, for the third quarter of 2012, which included $2.5 million of merger-related expenses associated with the acquisition of Premier Commercial Bancorp and its subsidiary Premier Commercial Bank, N.A (“PCB”).

Third Quarter 2013 Highlights

•	Net income increased to $2.5 million, or $0.23 per fully diluted share, from net income of $2.3 million, or $0.22 per fully diluted share, for second quarter of 2013

•	Total loans increased $25 million or 2.8% from June 30, 2013 to $910 million at September 30, 2013; total loans increased 15% year-over-year

•	Total deposits increased $79 million or 7.2% from June 30, 2013 to $1.18 billion at September 30, 2013; total deposits increased 7% year-over-year

•	Non-interest bearing demand deposits increased $39 million or 6.8% from June 30, 2013 representing 52% of total deposits

•	Net interest margin declined to 3.95% from 4.25% for the prior quarter ended June 30, 2013

•	Tangible book value per share increased $0.13 over June 30, 2013 to $10.91; tangible book value per share now exceeds levels prior to acquisition of Premier Commercial Bancorp on July 31, 2012

•	Continued status as well-capitalized, the highest regulatory category

“We continue to see a steady increase in profitability, with our third quarter results representing another record level of quarterly net income for the Company,” said David Rainer, President and Chief Executive Officer of CU Bancorp and California United Bank. “Year to date, the acquisition of new customers from megabanks, combined with additional business from existing customers throughout our regional offices, indicates the success of our continued campaign to effectively raise awareness about the better banking experience provided at California United Bank. Our sophisticated relationship management team offers personalized services and responsiveness at a high level, focused on small- and medium-sized businesses in our market, resulting in strong growth in commercial and industrial and owner-occupied nonresidential property loans during the third quarter of 2013. We are also gaining more traction with our SBA lending, which resulted in higher gains on sale of SBA loans in the third quarter of 2013. Our new business development pipeline continues to be strong, which we expect to result in a continuation of the positive trends we have seen in 2013.”

Third Quarter 2013 Summary Results

Net Income and Profitability Ratios

Net income was $2.5 million, or $0.23 per fully diluted share for the third quarter of 2013, compared with net income of $2.3 million, or $0.22 per fully diluted share, for the second quarter of 2013. The primary driver of the improvement in profitability was a lower provision for loan losses, although the Company’s allowance to total loans ratio increased to 1.10% during the quarter.

The following table shows certain of the Company’s performance ratios for the third quarter of 2013, the second quarter of 2013 and the third quarter of 2012:

	Q3 2013	Q2 2013	Q3 2012
Return on average assets	0.74%	0.73%	(0.32)%
Return on average equity	7.4%	7.1%	(3.39)%
Operating efficiency ratio	68%	65%	84%

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $12.3 million for the third quarter of 2013, an increase of $2.5 million or 26% over the third quarter of 2012. The increase was primarily driven by the increase in average loans following the merger with PCB, net organic loan growth, and a higher net interest margin.

Net interest income before the provision for loan losses decreased $274 thousand or 2.2% from the second quarter of 2013.

The Company’s net interest income was positively impacted in both the second and the third quarters of 2013 by the recognition of the fair value discount earned on early payoffs/large paydowns of acquired loans. The Company recorded $891 thousand and $735 thousand in discount earned on early loan payoffs/large paydowns of acquired loans in the second and third quarters of 2013, respectively, with a positive impact on the net interest margin of 30 and 24 basis points, respectively.

The discount earned on early loan payoffs/large paydowns of acquired loans is subject to many factors and has experienced significant volatility from quarter-to-quarter, ranging from $37 thousand to $891 thousand over the past several quarters. Accordingly, the level of discount earned on early loan payoffs/large paydowns of acquired loans is difficult to project on a forward basis. As of September 30, 2013, the Company had $9.1 million of accretable income remaining on acquired portfolios.

The impact of interest income related to non-accrual loans also had a meaningful effect on the net interest margin in both the second and third quarters of 2013. During the second quarter of 2013, the Company recorded $162 thousand of interest income related to the recovery of interest income on a non-accrual loan that was paid off. The recovery of this interest income had a positive impact of 6 basis points on the Company’s net interest margin in the second quarter of 2013. During the third quarter of 2013, the Company reversed $170 thousand of interest income related to an acquired loan relationship that was put on non-accrual status during the quarter. The reversal of this interest income had a negative impact of 5 basis points on the Company’s net interest margin in the third quarter of 2013.

Net interest margin in the third quarter of 2013 was 3.95%, compared to 3.57% in the third quarter of 2012 and 4.25% in the second quarter of 2013. The decrease in net interest margin from the second quarter of 2013 is primarily attributable to the lower level of fair value discount earned on early payoffs/large paydowns of acquired loans, as well as the negative impact of the reversal of interest income from non-accrual loans in the quarter.

The Company’s average yield on loans was 5.45% in the third quarter of 2013, compared to 5.73% in the second quarter of 2013. The decrease is primarily attributable to the lower level of fair value discount earned on early payoffs/large paydowns of acquired loans, as well as the negative impact of the reversal of interest income from non-accrual loans in the quarter.

The Company’s cost of funds was 0.17% in the third quarter of 2013, a decrease from 0.19% for the second quarter of 2013.

Non-interest Income

Non-interest income was $1.5 million in the third quarter of 2013, an increase of $286 thousand or 24% from $1.2 million in the same quarter of the prior year. The increase is primarily due to higher gain on sale of SBA loans.

Non-interest income in the third quarter of 2013 was $219 thousand or 13% less than the second quarter of 2013. The decrease was primarily due to the receipt of an insurance settlement during the second quarter of 2013, partially offset by higher gain on sale of SBA loans. In addition, the Company’s derivative income went from a gain of $85 thousand in the second quarter of 2013 to a loss of $25 thousand in the third quarter of 2013.

Non-interest Expense

Non-interest expense for the third quarter of 2013 was $9.4 million, a decrease of $2.4 million or 20% from $11.8 million for the same period of the prior year. The decrease was primarily attributable to merger-related expense recognized in the prior year period.

Non-interest expense for the third quarter of 2013 increased $149 thousand or 1.6% over the second quarter of 2013. The increase included $71 thousand in expenses related to one acquired non-accrual loan relationship.

Income Tax

During the third quarter of 2013, the Company was allocated $215 thousand in credits on CRA investments. The credits had the effect of reducing the Company’s effective tax rate in the third quarter of 2013 to 33.3%.

Balance Sheet

Assets

Total assets at September 30, 2013 were $1.35 billion, a year-over-year increase of $79 million or 6.2% from September 30, 2012, primarily resulting from net organic growth in total deposits. Total assets increased $68 million or 5.3% quarter-over-quarter from June 30, 2013, primarily resulting from net organic growth in total deposits.

Loans

Total loans were $910 million at September 30, 2013, an increase of $25 million or 2.8% from $885 million at the end of the prior quarter. This also represents an increase of $115 million or 15% from September 30, 2012. During the third quarter of 2013, the Company had approximately $41 million of net organic loan growth, which was partially offset by approximately $16 million in loan run-off from acquired portfolios (from PCB and COSB). The increase in total loans from the end of the prior quarter was primarily attributable to a $19 million increase in the commercial and industrial portfolio and a $12 million increase in the owner-occupied nonresidential properties portfolio. The increase in total loans was primarily attributable to the development of new customer relationships.

A high proportion of the Company’s third quarter loan production occurred late in the quarter, which resulted in total end of period loans at September 30, 2013 being $21.6 million higher than average loans during the third quarter of 2013.

The utilization rate of commercial lines of credit increased to 50% at September 30, 2013, from 48% at June 30, 2013.

Deposits

Total deposits at September 30, 2013 were $1.18 billion, an increase of $79 million or 7.2% from June 30, 2013. This also represents an increase of $80 million or 7.3% from September 30, 2012. The increase in total deposits from the end of the prior quarter primarily reflects higher balances across all deposit categories with the largest increases occurring in non-interest bearing demand deposits and money market and savings deposits.

Non-interest bearing deposits at September 30, 2013 were $610 million, an increase of $39 million or 6.8% from June 30, 2013. Non-interest-bearing deposits represented 52% of total deposits at September 30, 2013, unchanged from the end of the prior quarter. Cost of deposits for the quarter was 0.13%, down from 0.14% in the prior quarter.

Asset Quality

Total non-performing assets were $15.6 million, or 1.16% of total assets at September 30, 2013, compared with $13.6 million, or 1.06% of total assets, at June 30, 2013. The increase in non-performing assets was entirely attributable to one acquired, real-estate-secured, loan relationship that was downgraded to non-performing status during the third quarter of 2013. Approximately 66% of the total non-performing assets at September 30, 2013 were acquired loans that were marked-to-market at the time of acquisition.

Of the total non-performing assets at September 30, 2013, the other real estate owned category consisted of one commercially zoned vacant lot located in Los Angeles County, which is being carried on the books at $3.1 million, the estimated fair value less costs of disposition. The Company has entered into a long-term escrow for the sale of this property, which is expected to generate net sale proceeds that approximate the net carrying value of the property. During the third quarter of 2013, the Company received an additional non-refundable deposit from the buyer. The sale of the property is expected to be completed by the end of 2013.

Total nonaccrual loans were $12.4 million, or 1.37% of total loans, at September 30, 2013, compared with $10.5 million, or 1.18% of total loans, at June 30, 2013. Excluding acquired loans, total nonaccrual loans were $2.1 million, or 0.23% of total loans, at September 30, 2013, compared with $3.8 million, or 0.42% of total loans, at June 30, 2013.

During the third quarter of 2013, the Company recorded net charge-offs of $5 thousand, compared with net charge-offs of $582 thousand during the second quarter of 2013. The Company had gross charge-offs of $785 thousand in the third quarter of 2013, which were offset by $780 thousand in recoveries.

The Company recorded a loan loss provision of $631 thousand for the third quarter of 2013. The loan loss provision was primarily related to the organic growth in the loan portfolio.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and the related allowance) was 1.50% at September 30, 2013, compared with 1.50% at June 30, 2013.

Capital

CU Bancorp remained well capitalized at September 30, 2013 with total risk weighted assets of $1,112,580,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

September 30, 2013	Minimum Capital to Be Considered “Well-Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	12.47%
Tier 1 Risk-Based Capital Ratio	6%	11.54%
Tier 1 Leverage Capital Ratio	5%	9.80%

At September 30, 2013, tangible common equity was $118.3 million with common shares issued and outstanding of 10,839,972 as of the same date, resulting in tangible book value per common share of $10.91. This compares to tangible common equity of $115.7 million with a tangible book value per common share of $10.78 at June 30, 2013. The increase in tangible book value per common share from the prior quarter primarily reflects the net income generated during the third quarter of 2013.

Non-GAAP Financial Disclosures

This press release contains certain non-GAAP financial disclosures. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange

County. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This news release (including the exhibits hereto) contains forward-looking statements about CU Bancorp (the “Company”) for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets and the state of California, (2) significant costs or changes in business practices required by new banking laws or regulations such those related to Basel III, (3) continued weakness in general business and economic conditions, which may affect, among other things, the level of growth, income, non-performing assets, charge-offs and provision expense, (4) changes in market rates and prices which may adversely impact the value of financial products, (5) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (6) increased competition in the Company’s markets, (7) changes in the financial performance and/or condition of the Company’s borrowers, (8) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (9) earthquake, fire, pandemic or other natural disasters, (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (11) international instability, downgrading or defaults on sovereign debt, including that of the United States of America or increased oil prices, (12) additional downgrades of securities issued by U.S. government sponsored or supported entities such as Fannie Mae and Freddie Mac, (13) the impact of the Dodd-Frank Act, (14) the effect of U.S. federal government debt, budget and tax matters, (15) changes in the level of early payoffs on acquired loans and the amount of fair value discount on these loans recognized each quarter, and (16) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see CU Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, particularly Part I, Item 1A, titled “Risk Factors.”

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman, President and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
	Unaudited	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$38,329	$28,246	$25,181	$24,091
Interest earning deposits in other financial institutions	182,070	161,552	157,715	240,801

Total Cash and Cash Equivalents	220,399	189,798	182,896	264,892
Certificates of deposit in other financial institutions	47,124	28,304	27,006	25,343
Investment securities available-for-sale, at fair value	102,779	109,955	118,153	120,628
Loans	909,642	885,027	854,885	794,512
Allowance for loan loss	(10,038)	(9,412)	(8,803)	(7,806)

Net loans	899,604	875,615	846,082	786,706
Premises and equipment, net	3,081	3,193	3,422	3,683
Deferred tax assets, net	13,154	13,155	13,818	13,982
Other real estate owned, net	3,112	3,112	3,112	3,112
Goodwill	12,292	12,292	12,292	12,292
Core deposit intangibles	1,507	1,581	1,747	1,830
Bank owned life insurance	21,048	20,891	20,583	14,414
Accrued interest receivable and other assets	22,287	20,765	20,526	20,939

Total Assets	$1,346,387	$1,278,661	$1,249,637	$1,267,821

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$609,607	$571,045	$543,527	$525,879
Interest bearing transaction accounts	129,786	127,585	112,747	105,585
Money market and savings deposits	369,530	338,885	340,466	379,364
Certificates of deposit	67,426	60,192	81,336	85,988

Total deposits	1,176,349	1,097,707	1,078,076	1,096,816
Securities sold under agreements to repurchase	16,043	29,612	22,857	23,578
Subordinated debentures, net	9,339	9,283	9,169	9,113
Accrued interest payable and other liabilities	12,542	12,492	13,912	14,763

Total Liabilities	1,214,273	1,149,094	1,124,014	1,144,270

SHAREHOLDERS’ EQUITY
Common stock	119,369	118,938	118,885	118,852
Additional paid-in capital	7,447	7,275	7,052	6,694
Retained earnings (deficit)	5,245	2,768	(1,708)	(3,336)
Accumulated other comprehensive income	53	586	1,394	1,341

Total Shareholders’ Equity	132,114	129,567	125,623	123,551

Total Liabilities and Shareholders’ Equity	$1,346,387	$1,278,661	$1,249,637	$1,267,821

CU BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	For the three months ended
	September 30, 2013	June 30, 2013	September 30, 2012
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$12,203	$12,462	$9,571
Interest on investment securities	441	495	620
Interest on interest bearing deposits in other financial institutions	178	157	209

Total Interest Income	12,822	13,114	10,400

Interest Expense
Interest on interest bearing transaction accounts	57	64	45
Interest on money market and savings deposits	263	249	338
Interest on certificates of deposit	47	74	83
Interest on securities sold under agreements to repurchase	23	21	24
Interest on subordinated debentures	126	126	136

Total Interest Expense	516	534	626

Net Interest Income	12,306	12,580	9,774
Provision for loan losses	631	1,153	521

Net Interest Income After Provision For Loan Losses	11,675	11,427	9,253

Non-Interest Income
Gain on sale of securities, net	—	—	—
Other-than-temporary impairment losses	—	—	(30)
Gain on sale of SBA loans, net	263	60	—
Deposit account service charge income	598	583	554
Other non-interest income	610	1,047	661

Total Non-Interest Income	1,471	1,690	1,185

Non-Interest Expense
Salaries and employee benefits	5,432	5,438	5,479
Stock compensation expense	241	217	272
Occupancy	1,074	1,019	974
Data processing	452	479	489
Legal and professional	530	572	490
FDIC deposit assessment	219	189	232
Merger related expenses	—	—	2,517
OREO valuation write-downs and expenses	39	23	22
Office services expenses	261	259	361
Other operating expenses	1,182	1,085	987

Total Non-Interest Expense	9,430	9,281	11,823

Net Income (Loss) Before Provision for Income Tax	3,716	3,836	(1,385)
Provision for income tax expense (benefit)	1,239	1,515	(453)

Net Income (Loss)	$2,477	$2,321	$(932)

Earnings Per Share
Basic earnings (loss) per share	$0.24	$0.22	$(0.10)
Diluted earnings (loss) per share	$0.23	$0.22	$(0.10)
Average shares outstanding	10,546,000	10,502,000	9,223,000
Diluted average shares outstanding	10,848,000	10,660,000	9,223,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30,
	2013	2012
	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$36,090	$22,618
Interest on investment securities	1,420	1,827
Interest on interest bearing deposits in other financial institutions	495	594

Total Interest Income	38,005	25,039

Interest Expense
Interest on interest bearing transaction accounts	173	123
Interest on money market and savings deposits	772	605
Interest on certificates of deposit	197	167
Interest on securities sold under agreements to repurchase	63	70
Interest on subordinated debentures	376	136

Total Interest Expense	1,581	1,101

Net Interest Income	36,424	23,938
Provision for loan losses	1,918	901

Net Interest Income After Provision For Loan Losses	34,506	23,037

Non-Interest Income
Gain on sale of securities, net	5	—
Other-than-temporary impairment losses	—	(90)
Gain on sale of SBA loans, net	673	—
Deposit account service charge income	1,749	1,497
Other non-interest income	2,160	1,152

Total Non-Interest Income	4,587	2,559

Non-Interest Expense
Salaries and employee benefits	16,287	12,556
Stock compensation expense	716	758
Occupancy	3,157	2,525
Data processing	1,413	1,361
Legal and professional	1,609	875
FDIC deposit assessment	654	530
Merger related expenses	43	2,855
OREO valuation write-downs and expenses	88	320
Office services expenses	786	836
Other operating expenses	3,267	2,382

Total Non-Interest Expense	28,020	24,998

Net Income Before Provision for Income Tax	11,073	598
Provision for income tax	4,120	499

Net Income	$6,953	$99

Earnings Per Share
Basic earnings per share	$0.66	$0.01
Diluted earnings per share	$0.65	$0.01
Average shares outstanding	10,511,000	7,556,000
Diluted average shares outstanding	10,783,000	7,650,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS

(Dollars in thousands)

	For the three months ended
	September 30, 2013		June 30, 2013		September 30, 2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	Unaudited		Unaudited		Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$241,088	0.29%	$208,871	0.30%	$290,594	0.28%
Investment securities	106,744	1.65%	106,706	1.86%	118,015	2.10%
Loans	888,024	5.45%	872,048	5.73%	680,545	5.59%

Total interest-earning assets	1,235,856	4.12%	1,187,625	4.43%	1,089,154	3.80%
Non-interest-earning assets	90,347		92,770		70,441

Total Assets	$1,326,203		$1,280,395		$1,159,595

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$125,991	0.18%	$132,392	0.19%	$92,324	0.19%
Money market and savings deposits	370,725	0.28%	334,729	0.30%	334,186	0.40%
Certificates of deposit	55,556	0.34%	67,914	0.44%	77,943	0.42%

Total Interest Bearing Deposits	552,272	0.26%	535,035	0.29%	504,453	0.37%
Securities sold under agreements to repurchase	28,202	0.32%	27,913	0.30%	25,151	0.38%
Subordinated debentures and other debt	9,312	5.29%	9,599	5.26%	6,080	8.75%

Total interest bearing liabilities	589,786	0.35%	572,547	0.37%	535,684	0.46%
Non-interest bearing demand deposits	593,252		566,018		504,315

Total funding sources	1,183,038		1,138,565		1,039,999
Non-interest bearing liabilities	11,523		11,820		9,602
Shareholders’ Equity	131,642		130,010		109,994

Total Liabilities and Shareholders’ Equity	$1,326,203		$1,280,395		$1,159,595

Net interest margin		3.95%		4.25%		3.57%

CU BANCORP

CONSOLIDATED YTD AVERAGE BALANCE SHEETS

(Dollars in thousands)

	For the nine months ended
	September 30, 2013		September 30, 2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	Unaudited		Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$221,484	0.29%	$259,393	0.30%
Investment securities	108,596	1.74%	110,474	2.21%
Loans	867,603	5.56%	537,195	5.62%

Total interest-earning assets	1,197,683	4.24%	907,062	3.69%
Non-interest-earning assets	91,958		53,307

Total Assets	$1,289,641		$960,369

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$125,609	0.18%	$79,437	0.21%
Money market and savings deposits	352,013	0.29%	250,001	0.32%
Certificates of deposit	66,496	0.40%	58,986	0.38%

Total Interest Bearing Deposits	544,118	0.28%	388,424	0.31%
Securities sold under agreements to repurchase	27,331	0.31%	26,091	0.36%
Subordinated debentures and other debt	9,370	5.29%	2,033	8.79%

Total interest bearing liabilities	580,819	0.36%	416,548	0.35%
Non-interest bearing demand deposits	567,100		448,040

Total funding sources	1,147,919		864,588
Non-interest bearing liabilities	12,059		4,535
Shareholders’ Equity	129,663		91,246

Total Liabilities and Shareholders’ Equity	$1,289,641		$960,369

Net interest margin		4.07%		3.53%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	September 30, 2013	June 30, 2013	September 30, 2012
	Unaudited	Unaudited	Unaudited
Commercial and Industrial Loans:	$296,229	$277,076	$231,534
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	192,631	180,483	176,943
Other Nonresidential Properties	262,395	260,902	236,257
Construction, Land Development and Other Land	52,720	56,461	45,313
1-4 Family Residential Properties	63,852	64,765	62,187
Multifamily Residential Properties	27,438	32,212	23,366

Total Loans Secured by Real Estate	599,036	594,823	544,066

Other Loans:	14,377	13,128	18,912

Total Loans	$909,642	$885,027	$794,512

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	September 30, 2013		June 30, 2013		September 30, 2012
	Unaudited		Unaudited		Unaudited
Disbursed	$187,203	50%	$174,008	48%	$154,875	43%
Undisbursed	187,496	50%	189,094	52%	203,317	57%

Total Commitment	$374,699	100%	$363,102	100%	$358,192	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
	Unaudited	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Tier 1 leverage capital ratio	9.80%	9.85%	9.13%	10.01%
Tier 1 risk-based capital ratio	11.54%	11.69%	11.46%	11.43%
Total risk-based capital ratio	12.47%	12.60%	12.35%	12.24%
Asset Quality Table:
Loans originated by the Bank on non-accrual	$2,107	$3,750	$2,344	$3,215
Loans acquired thru acquisition that are on non-accrual	10,337	6,719	8,186	7,181

Total loans on non-accrual	12,444	10,469	10,530	10,396
Other Real Estate Owned	3,112	3,112	3,112	3,112

Total non-accrual loans and Other Real Estate Owned	$15,556	$13,581	$13,642	$13,508

Net charge-offs/(recoveries) year to date	$683	$678	$460	$590
Net charge-offs/(recoveries) quarterly	$5	$582	$(130)	$44
Loans on non-accrual as a % of total loans	1.37%	1.18%	1.23%	1.31%
Total non-accrual loans and Other Real Estate Owned as a % of total assets	1.16%	1.06%	1.09%	1.07%
Allowance for loan losses as a % of total loans	1.10%	1.06%	1.03%	0.98%
Allowance for loan losses as a % of total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.50%	1.50%	1.54%	1.61%
Net year to date charge-offs/(recoveries) as a % of average year to date loans	0.08%	0.08%	0.08%	0.11%
Allowance for loan losses as a % of non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	476.4%	251.0%	375.6%	242.8%
Allowance for loan losses as a % of total non-accrual loans	80.7%	89.9%	83.6%	75.1%

CU BANCORP

GAAP RECONCILIATIONS

(Dollars in thousands except per share data)

TCE Calculation and Reconciliation to Total Shareholders’ Equity

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. Other companies may calculate TCE in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
	Unaudited	Unaudited	Unaudited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$132,114	$129,567	$125,623	$123,551
Less: Goodwill and core deposit intangibles	13,799	13,873	14,039	14,122

Tangible shareholders’ equity	$118,315	$115,694	$111,584	$109,429

Common shares issued and outstanding	10,839,972	10,734,250	10,758,674	10,761,000
Tangible book value per common share	$10.91	$10.78	$10.37	$10.17
Book value per common share	$12.19	$12.07	$11.68	$11.48